Exhibit 99.1

Contact: Beth Sanders
Executive Vice President & CFO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS    www.1stcent.com

Redlands, California—October 12, 2007— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced financial results for the third quarter. The Company reported earnings for the quarter ended September 30, 2007 of $2.126 million, compared to earnings of $1.849 million for the third quarter 2006, representing a 15%, or $277,000 increase. Basic earnings per share were 44 cents for the current quarter compared to 39 cents for the same period last year. Diluted earnings per share were 40 cents for the current quarter compared to 35 cents for the same period last year. Net year-to-date earnings through September 2007 were $6.247 million compared to $5.412 million for net year-to-date earnings through September 2006, a 15% increase year over year.

The Return on Average Equity and Return on Average Assets as of September 30, 2007 were 18.33% and 1.41%, respectively, compared to 19.60% and 1.51%, for the same period in 2006, respectively. The decrease was due to faster growth in Average Equity and Average Assets than in income.

Total net loans increased $61.4 million, or 14% from $426.2 million to $487.6 million from December 31, 2006 to September 30, 2007. Our asset quality remains sound. Deposits, at $487.9 million, represent an increase of $31.4 million or 7% from $456.5 million at December 31, 2006. Total assets reached a record high of $660.3 million at September 30, 2007, up 20%, or $109.2 million, from $551.1 million at December 31, 2006.

Thomas E. Vessey, President and Chief Executive Officer stated, “Despite all of the negative news about subprime mortgage lending (we have none), and the softening real estate market, we are pleased to report positive news. By being disciplined and adhering to our strategic plan, our performance ratios continue to excel despite the many challenges facing our industry this year.”

Patrick J. Meyer, Chairman of the Board stated, “We are delighted to reach record performance during the third quarter of 2007. We are building on a strong foundation. We have a commitment to community banking, and will continue to work hard to earn the continued trust and confidence shown to us by our loyal shareholder and customer base.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association division and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

September 30, 2007 and December 31, 2006

Dollar amounts in thousands	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$12,271	$18,385
Federal funds sold	—	2,900

Total cash and cash equivalents	12,271	21,285

Interest-bearing deposits in financial institutions	1,963	2,922
Investment securities, available for sale	126,198	72,649
Stock investments restricted, at cost	1,990	1,681
Loans, net of allowance for loan losses of $6,197 and $5,741	487,572	426,200
Accrued interest receivable	3,668	3,469
Premises and equipment, net	3,045	3,152
Goodwill	4,180	4,180
Cash surrender value of life insurance	14,408	11,639
Other assets	5,047	3,950

Total assets	$660,342	$551,127

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$108,610	$111,154
Interest-bearing deposits	379,275	345,309

Total deposits	487,885	456,463

Accrued interest payable	948	432
Federal Funds Purchased	5,610	—
Borrowings from federal home loan bank	25,000	—
Repurchase agreements	75,113	30,000
Other liabilities	4,111	3,729
Subordinated notes payable to subsidiary trusts	12,300	18,306

Total liabilities	610,967	508,930

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 4,881,791 and 3,212,215 shares at September 30, 2007 and December 31, 2006, respectively	28,985	27,998
Retained earnings	20,279	14,038
Accumulated other comprehensive income	111	161

Total shareholders’ equity	49,375	42,197

Total liabilities and shareholders’ equity	$660,342	$551,127

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Nine Months Ended September 30, 2007 and 2006 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollar amounts in thousands, except per share amounts	2007	2006	2007	2006
Interest income:
Loans, including fees	$11,117	$9,696	$32,293	$27,570
Deposits in financial institutions	26	29	92	88
Federal funds sold	99	224	315	776
Investments:
Taxable	1,248	279	2,620	475
Tax-exempt	259	110	753	220

Total interest income	12,749	10,338	36,073	29,129

Interest expense:
Interest bearing demand and savings deposits	1,896	1,575	5,109	4,164
Time deposits $100,000 or greater	1,170	692	3,149	1,631
Other time deposits	937	571	2,806	1,495
Interest on borrowed funds	1,270	470	2,933	1,165

Total interest expense	5,273	3,308	13,997	8,455

Net interest income	7,476	7,030	22,076	20,674

Provision for loan losses	300	200	700	820

Net interest income after provision for loan losses	7,176	6,830	21,376	19,854

Noninterest income:
Customer service fees	444	411	1,276	1,241
Gains from sale of loans	134	2	407	319
Conduit loan referral income	118	80	755	638
Other income	168	204	587	458

Total noninterest income	864	697	3,025	2,656

Noninterest expense:
Salaries and employee benefits	2,544	2,302	7,906	7,254
Net occupancy expense	581	551	1,729	1,673
Other operating expense	1,512	1,504	4,750	4,616

Total noninterest expense	4,637	4,357	14,385	13,543

Income before provision for income taxes	3,403	3,170	10,016	8,967

Provision for income taxes	1,277	1,321	3,769	3,555

Net income	$2,126	$1,849	$6,247	$5,412

Basic earnings per share[1]	$0.44	$0.39	$1.29	$1.13

Diluted earnings per share[1]	$0.40	$0.35	$1.18	$1.03

[1]	Adjusted for the 50% stock distribution declared for shareholders of record on May 1, 2007, and distributed May 15, 2007.